EXHIBIT 23



               CONSENT OF INDEPENDENT AUDITORS



To   The   Board   of  Directors  of  The  Reader's   Digest
Association, Inc.:

We consent to incorporation by reference in the registration statements (Registration Nos. 33-37434 and 33-56883) on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries of our reports dated August 14, 1997, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which reports appear in or are incorporated by reference in the June 30, 1997 Annual Report on Form 10-K of The Reader's Digest Association, Inc.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP



New York, New York
September 25, 1997